EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT:
EDWARD J. LAWSON, PRESIDENT AND CEO, 21ST CENTURY HOLDING COMPANY
(954) 308-1257 OR (954) 581-9993



                      21ST CENTURY HOLDING COMPANY REPORTS
                        RECORD EARNINGS OF $.77 PER SHARE


         PLANTATION, FLORIDA, MAY 5, 2003 - 21st Century Holding Company (Nasdaq: TCHC), a vertically integrated financial services holding company, today reported record earnings of $2,305,000 or $0.77 per share on 3,004,620 average shares outstanding in its fiscal quarter ending March 31, 2003. This compares to $991,370 or $0.33 per share on 3,028,926 average shares outstanding in the same quarter in 2002.

         Edward J. Lawson, President & CEO, said, "These results exceeded company guidance of $.50 per share by $.27 and represent our 5th consecutive record quarter either on an operational or GAAP basis. Going forward we expect continued growth and profitability. The Board of Directors' next meeting is set for the second week of June and dividend action will be discussed at that time. I'd like to personally thank all of our employees and management team for their hard work and effort and I want to congratulate our shareholders for their wisdom and support. Our company's future is bright and we've really and truly only just begun to demonstrate our earnings potential. We will continue to work today with a clear vision of tomorrow."

         21st Century Holding Company manages its insurance underwriting, distribution and claims process through its subsidiaries.

         o The Company's wholly owned subsidiaries, Federated National Insurance Company and American Vehicle Insurance Company, underwrite standard and non-standard personal automobile insurance in the state of Florida. Federated National also has authority to underwrite flood insurance, mobile home insurance, and homeowners property and casualty insurance in the state of Florida.

         o The Company's wholly owned managing general agent, Assurance Managing General Agents, Inc., has underwriting authority for Federated National, American Vehicle, and third-party insurance companies.

         o The Company's wholly owned claims adjusting company, Superior Adjusting, Inc., processes claims made by the insureds of Federated National, American Vehicle, and third party insurance companies which contract with Superior.

         o Federated Premium Finance, Inc., another wholly owned subsidiary, offers premium financing to insureds of Federated National and American Vehicle, as well as to third party insureds.

         o Express Tax Service, Inc., an 80% owned subsidiary, licenses its tax preparation software products to retail tax preparers nationwide.

         o EXPRESSTAX(R) Franchise Corporation, a wholly owned franchiser subsidiary of Express Tax Service, Inc., offers franchise opportunities to individuals to own and operate their own business under the name and support of EXPRESSTAX(R).

         o The Company offers other ancillary services including electronic income tax filing, tax preparation and tag & title transfer services through Federated Agency Group, Inc., also a wholly owned subsidiary.

         o Fed USA, Inc., a wholly owned franchiser company, offers single and master franchise opportunities to individuals to own and operate their own business under the name and support of Fed USA Insurance / Financial Services.

         Safe Harbor statement under the Private Securities litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may", "will", "expect", "believe", "anticipate", "intend", "could", "would", "estimate", or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; ability to obtain regulatory approval for requested rate changes and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against the Company; risks related to the nature of the Company's business; dependence on investment income and the composition of the Company's investment portfolio; the adequacy of its liability for loss and loss adjustment expense ("LAE"); insurance agents; claims experience; limited experience in the insurance industry; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods.
                                      #####

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                          21st CENTURY HOLDING COMPANY

Financial Highlights (Unaudited)



                                        For the Three Months Ended,
                                        ---------------------------
                                          3/31/03         3/31/02
                                          -------         -------
Pretax Income                            3,778,000      1,544,236
Income tax expense                       1,473,000        552,866
Net income                               2,305,000        991,370
Net income per share                    $     0.77     $     0.33
Weighted average shares outstanding      3,004,620      3,028,926